Exhibit 99.1
May 2009 NetApp Stock Option Exchange

Table of Contents Overview of Exchange What & Why? Exchange Phases Where Have We Been? Where Are We Now? Where Are We Going? If Asked Questions, What Should I Say? Exchange Program Option to RSU Exchange Eligible Option Holders Eligible Option Grants Exchange Ratios Vesting of New RSUs Cash Out <40 RSUs How Does Exchange Work? Election Process Examples of Exchange Questions?

Overview of Exchange

What and Why? What is the NetApp option exchange? A one-time opportunity for employees to voluntarily exchange "underwater" options for new restricted stock units Why is NetApp offering the exchange? Value to Employees Stock constitutes a key component of incentive and long- term retention Want to create environment where employees receive equity value since most employees' option grants are significantly underwater Value to Company Retention of employees who are key to our success Reduces potential stockholder dilution A portion of exchanged shares returned to the option pool as available for grant

Option Exchange Phases Phase 1 - Shareholder Phase Determine option exchange parameters Solicit stockholder approval of option exchange Phase 2 - Employee Phase Preparation & communication Phase 3 - Exchange Phase Launch & complete option exchange program

Where Have We Been? Phase 1 - Shareholder Phase Determine option exchange parameters Goal: balance stockholder interests while maximizing employee benefit Option for option vs. option for RSU Stockholder considerations Shareholder vote Roadshow with investors Vote was close but stockholders approved!

Where Are We Now? Phase 1 - Shareholder Phase Complete Phase 2 - Employee Phase April 21, 2009 until beginning of launch (mid-to-late May target) Finalize foreign tax & legal considerations Prepare option exchange (tender offer) documents Set up option exchange web site Develop communication plan & materials about the exchange (intranet site, FAQs, etc)

Where Are We Going? Phase 3 - Exchange Phase Exchange launch targeted for mid-to-late May Employees receive offer information upon launch of exchange Once exchange begins, held open for 20 U.S. business days only (unless extended) Limited period only. Cannot exchange options after exchange closes SEC requirement, no flexibility permitted Exchange targeted to close mid-to-late June Upon close of exchange, surrendered options will be cancelled, new RSUs granted

If Asked Questions, What Should I Say? DO direct employees to internal web page and FAQs DON'T give any advice about whether to participate in offer DON'T answer questions via e-mail or voicemail Emails directing employees to web page & FAQs okay We are required under SEC rules to file all such communications, including emails or recordings such as voice mails DON'T create your own presentations or slides. If you want a meeting with your group, contact dl-optexch-questions IF you forget and leave voicemail or send e-mail, please contact dl-optexch-questions IMMEDIATELY so appropriate actions may be taken Answer questions by referring to option exchange documents or FAQs When in doubt, refer employee to dl-optexch-questions

Exchange Program

Option to RSU Exchange Exchange stock options for a lesser number of restricted stock units (RSUs) What is an RSU? Right to receive shares of NetApp stock without additional payment Subject to vesting conditions & tax withholding at vest RSUs always provide value, even if stock depressed RSUs do not have voting rights or dividend rights until vested

Eligible Option Holders All employees in our U.S. and certain overseas locations Employed by NetApp throughout the exchange period May exclude employees in certain non-U.S. jurisdictions where local law or other considerations makes participation infeasible or impractical NetApp will provide alternative program in countries which are not eligible Officers and directors excluded from exchange: Dan Warmenhoven, Tom Georgens, Steve Gomo, Rob Salmon, Tom Mendoza All members of the Board of Directors

Eligible Option Grants Options granted prior to June 20, 2008 Exercise price greater than or equal to $22.00 per share Grant-by-grant basis Options granted from all option plans, including plans from acquisitions

Exchange Ratios Five tiers eligible for the option exchange: * Represents number of options surrendered to receive 1 RSU Fractional shares rounded down (e.g. if upon exchange, result would be 450.9 RSUs, you will receive 450 RSUs) Exchange ratios applied on a grant-by-grant basis If Option Exercise Price Is: Then Exchange Ratio of Options to RSUs* Is: $22.00-$27.30 5 to 1 $27.31-$32.49 6 to 1 $32.50-$37.99 7 to 1 $38.00-$46.99 10 to 1 $47 and up 25 to 1

Vesting of New RSUs Depends upon vesting status & exercise price of surrendered option grants For surrendered option grants where entire grant is either unvested or partially vested: New RSU will have a 4-year vest (1/4 on each anniversary of grant date) For surrendered option grants where entire grant is fully vested, new RSU vesting is based upon the exercise price of the surrendered option as follows: Option Exercise Price: Then Vesting of New RSU is: $22.00-$27.30 2 years (1/2 on each anniversary of grant date) $27.31-$32.49 2 years (1/2 on each anniversary of grant date) $32.50-$37.99 2 years (1/2 on each anniversary of grant date) $38.00-$46.99 3 years (1/3 on each anniversary of grant date) $47 and up 3 years (1/3 on each anniversary of grant date)

Cash Out <40 RSUs If, upon exchange of option grant, surrendered options would have resulted in fewer than 40 RSUs, a cash payout is substituted for RSUs Cash payment value based upon market closing price on the day prior to expiration of option exchange Payment, less applicable withholding, made as soon as practicable

How Does Exchange Work?

Election process Employee must log into offer web site or make election via fax or email Link to be provided when option exchange begins Elect options to exchange, on grant-by-grant basis Receive confirmation of election Employee can elect to exchange or withdraw elections as often as desired during 20 day offer period Once offer period expires, no further elections New RSUs granted immediately after close of exchange RSU confirmation will be issued within several weeks after close of exchange

Examples of Exchange Grant Date Options Outstanding Vested Options Unvested Options Exercise Price Exchange Ratio New RSUs* New Vest Term Unvested or Partially Vested Option Jan 16, 2007 1,000 562 438 $39.83 10-for-1 100 4 Years Fully Vested Option Jan 3, 2005 1,000 1,000 0 $32.70 7-for-1 142 2 Years Fully Vested Option Dec 1, 2000 1,000 1,000 0 $53.938 25-for-1 40 3 Years Option Exchanged for <40 RSUs Mar 1, 2000 750 750 0 $95.032 25-for-1 $540.00** N/A * New RSUs = Options Outstanding / Exchange Ratio (rounded down to nearest whole RSU) ** If exchange of options would have resulted in fewer than 40 RSUs, a cash payout is substituted for the grant of RSUs. Cash payout = calculated RSU shares x closing stock price on day preceding close of exchange offer. In this example, assuming stock price of $18, cash payout = 30 x $18 = $540.00, less applicable withholdings

Questions? See FAQs, web page or contact dl-optexch-questions